                                                                                                   Exhibit 99.1

{LOGO} PHOENIX

     The Phoenix Companies, Inc.                              N  E  W  S     R  E  L  E  A S E

     One American Row
     PO Box 5056
     Hartford CT 06102-5056
     PhoenixWealthManagement.com

     For:         Immediate Release
     Contact:     Media Relations:     Alice S. Ericson  860-403-5946
                  Investor Relations:  Peter A. Hofmann  860-403-7100

                        PHOENIX PROMOTES CODY TO SENIOR VICE PRESIDENT AND CHIEF ACCOUNTING OFFICER

HARTFORD, Conn., June 27, 2005 - The Phoenix Companies, Inc. (NYSE: PNX) today announced the promotion of
Katherine P. Cody, CPA, CTP, FLMI, to senior vice president, treasurer and chief accounting officer, effective
August 1, 2005. Mrs. Cody, who is currently the company's treasurer, will continue to report to Michael E.
Haylon, executive vice president and chief financial officer. Mrs. Cody replaces Scott R. Lindquist, CPA, as chief accounting officer; Mr. Lindquist is leaving Phoenix to take a senior position with another company.

    "I am pleased with the opportunity to fill this important position with talent from inside the company.
Kathy is most deserving of this promotion," said Dona D. Young, chairman, president and chief executive officer.

    Mr. Haylon said, "Kathy has a strong and broad financial expertise, coupled with a deep understanding of
Phoenix and its businesses. She has been in charge of negotiating and structuring our credit facilities, managing capital market transactions and establishing an effective SEC financial reporting process, among other responsibilities. She is the natural choice."

    Mr. Haylon also commented on Mr. Lindquist, "Scott has made many meaningful contributions to Phoenix, including leading the company's first Sarbanes-Oxley certification. We wish him well in his future career endeavors."

    Mrs. Cody, 40, joined Phoenix in 1994 as assistant vice president in Corporate Finance. During her 11 years at Phoenix, she has managed banking relationships, financial statement preparation, financing activities, capital market transactions and capital management, as well as supported divestitures of non-core businesses.
She was promoted to second vice president in 1999 and treasurer in 2002; last year she was promoted to vice president.

                                                     -more-

The Phoenix Companies, Inc. ... 2

    Prior to Phoenix, she spent eight years as an auditor at PriceWaterhouse in Hartford and Boston. Mrs. Cody is a certified public accountant, a certified treasury professional, a fellow in the Life Management Institute, and is a member of the American Institute and the Connecticut Society of CPAs. She holds a Bachelor of Science degree in accounting from Syracuse University.

    The Phoenix Companies, Inc. is a leading manufacturer of life insurance, annuity and asset management products for the accumulation, preservation and transfer of wealth. Through a variety of advisors and financial services firms, the company provides products and services to affluent and high-net-worth individuals and to institutions. Phoenix has corporate offices in Hartford, Connecticut. For more information on Phoenix, visit
www.PhoenixWealthManagement.com.

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